EXHIBIT 99

Dear Shareholder,

For the third quarter of 2005, the company reported total operating revenue of $44.3 million, as compared to $43.7 million in the third quarter of 2004. Net income for the third quarter was $2.4 million, or $0.17 per share, as compared to a net income of $0.7 million, or $0.05 per share, for the same period last year.

For the nine months ended September 30, 2005, the company reported total operating revenue of $131.2 million, as compared to $131.6 million in the same period last year. Net income for the nine months ended September 30, 2005 was $6.6 million, or $0.46 per share, as compared to a net loss of $0.3 million, or $0.02 per share, for the same period last year.

Included in the 2005 year-to-date results was a gain on investment of $2.0 million ($1.3 million, or $0.09 per common share, after tax) from the sale of our interest in PenTeleData. The 2004 year-to-date results included a loss on early extinguishment of debt amounting to $4.8 million ($3.3 million, or $0.21 per common share, after tax) related to the company's refinancing of its debt in March 2004. Earnings before these items were $0.37 per share in the nine months of 2005 compared with $0.19 per share in the nine months of 2004.

Highlights of this quarter demonstrate that we continue to make steady progress in the growth of our Digital Subscriber Lines and Competitive Local Exchange Carrier access lines. Our broadband DSL subscriber count is up 74% and our CLEC lines are up 9%, offsetting the 3% loss of RLEC lines year over year from September 30, 2004 to September 30, 2005. These results indicate that, in spite of pressure on RLEC access lines from increasing competition, revenue has increased and operating income is up in the RLEC segment. Expense reduction in the RLEC has helped drive operating income up this quarter.

In our ISP segment, even though operating revenue is up, operating income is down slightly due to new capacity that has been added to handle the growth in this business. The start up of VoIP activity also increased expenses that were not being incurred in the third quarter of 2004.

As of September 30	2005	2004	%Change
RLEC lines	135,457	140,243	(3.4%)
CLEC lines	40,703	37,398	8.8%
DSL subscribers	17,375	10,008	73.6%
Dial-up Internet subscribers	8,957	12,071	(25.8%)
Web hosting customers	946	901	5.0%

We are pleased to announce the addition of Dr. Hugh Courtney to our Board of Directors. Hugh Courtney is a Tyser Distinguished Teaching Fellow and Senior Executive Education Fellow at the University of Maryland's Robert H. Smith School of Business and a Senior Fellow at the Wharton School's Mack Center for Technological Innovation. Prior to joining the Smith School in 2002, he was a leader in McKinsey & Company's Global Strategy practice, where he served clients on six continents on a wide variety of strategy development and implementation issues.

Dr. Courtney maintains an active consulting and executive education practice focused on business strategy. A frequent contributor to industry and academic conferences, Dr. Courtney's research on strategy under uncertainty and competitive dynamics has been published in the leading business practitioner journals.

We look forward to Dr. Courtney's contributions to our Company.

Sincerely,



G. William Ruhl

G. William Ruhl
Chairman



James W. Morozzi

James W. Morozzi
President and Chief Executive Officer

Any forward-looking statements concerning the development of our business and its financial performance are based upon the current expectations of D&E's management. Such statements are not guarantees of future performance and involve uncertainties that could cause actual results to differ materially from our expectations. A description of factors and risks that could affect our performance is contained in D&E's annual report on Form 10-K, available in the Investor Relations section of our website, www.decommunications.com.

Investor Information

D&E Communications, Inc. is listed on the NASDAQ National Market of the NASDAQ Stock Market under the symbol “DECC.” The Company serves as its own transfer agent. Inquiries concerning stock and related matters may be directed to W. Garth Sprecher, Senior Vice President and Corporate Secretary.

Telephone: (717) 738-8304

Email: gsprecher@decommunications.com

Brossman Business Complex 124 East Main Street • Ephrata, PA 17522 1-877-4DE-TODAY • www.decommunications.com

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts) (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Total operating revenues	$44,288	$43,692	$131,169	$131,592
Total operating expenses	38,290	39,232	115,730	116,927

Operating income	5,998	4,460	15,439	14,665
Total other income (expense)	(2,882)	(3,686)	(6,077)	(15,875)

Income (loss) before income taxes and dividends on utility preferred stock	3,116	774	9,362	(1,210)
Income taxes (benefit)	708	39	2,666	(955)
Dividends on utility preferred stock	16	16	49	49

Total income taxes and dividends on utility preferred stock	724	55	2,715	(906)

Net income (loss)	$2,392	$719	$6,647	$(304)

Weighted average common shares outstanding (basic)	14,316	14,867	14,295	15,325
Weighted average common shares outstanding (diluted)	14,342	14,910	14,316	15,325
Basic and diluted earnings (loss) per common share
Net income (loss) per common share	$0.17	$0.05	$0.46	$(0.02)

Dividends per common share	$0.13	$0.13	$0.38	$0.38

Officers

Board of Directors

G. William Ruhl

Thomas E. Morell

John Amos

James W. Morozzi

Chairman

Senior Vice President, Chief Financial

Thomas H. Bamford

G. William Ruhl

James W. Morozzi

Officer & Treasurer

Paul W. Brubaker

Steven B. Silverman

President & Chief Executive Officer

W. Garth Sprecher

Hugh Courtney

W. Garth Sprecher

Albert H. Kramer

Senior Vice President &

Ronald E. Frisbie

D. Mark Thomas

Senior Vice President, Operations

Corporate Secretary

Robert A. Kinsley

Richard G. Weidner

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)	September 30, 2005	December 31, 2004

ASSETS
Current assets	$30,980	$39,541
Investments in and advances to affiliated companies	25	52
Property, plant, and equipment	367,974	344,651
Less accumulated depreciation	185,463	162,078

	182,511	182,573

Other assets
Goodwill	149,033	149,032
Intangible assets, net of accumulated amortization	162,950	167,396
Other	8,364	8,191

	320,347	324,619

Total Assets	$533,863	$546,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$40,937	$43,788
Long-term debt	208,000	218,500
Other liabilities	104,773	106,932
Preferred stock of utility subsidiary, Series A 4 1/2%	1,446	1,446
Shareholders’ equity
Common stock, par value $0.16, authorized shares 100,000	2,551	2,542
Outstanding shares: 14,327 at September 30, 2005 and 14,268 at December 31, 2004
Additional paid-in capital	160,782	160,255
Accumulated other comprehensive income (loss)	(5,817)	(6,574)
Retained earnings	39,808	38,513
Treasury stock at cost, 1,640 shares at September 30, 2005 and December 31, 2004	(18,617)	(18,617)

	178,707	176,119

Total Liabilities and Shareholders’ Equity	$533,863	$546,785

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands) (unaudited)	2005	2004

Cash flows from operating activities	$29,323	$34,824
Net cash used in investing activities	(18,834)	(16,846)
Net cash used in financing activities	(15,316)	(24,025)

Decrease in cash and cash equivalents	(4,827)	(6,047)
Cash and cash equivalents
Beginning of period	8,517	12,446

End of period	$3,690	$6,399